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Exhibit 5.19

G. ANDREW ADAMEK CHAD E. ADAMS KIMBERLY A. BEATTY SARA S. BERG LEO BERRY BRAND G. BOYAR KATHARINE S. DONNELLEY MARK D. ETCHART OLIVER H. GOE AIMEE GRMOLJEZ J. DANIEL HOVEN	Mailing Address POST OFFICE BOX 1697 HELENA, MONTANA 59624 TELEPHONE (406) 443-6820 bkbh@bkbh.com Street Address 139 NORTH LAST CHANCE GULCH HELENA, MONTANA 59601 TELEFAX (406) 443-6883 www.bkbh.com	STANLEY T. KALECZYC
KATI G. KINTLI
CATHERINE A. LAUGHNER
DAVID M. MCLEAN
CRAIG M. MUNGAS
MARK R. TAYLOR
W. JOHN TIETZ
TREVOR L. UFFELMAN
STEVEN T. WADE
LEO S. WARD

ED BARTLETT: Of Counsel
R. STEPHEN BROWNING: Retired

[BROWNING, KALECZYC, BERRY AND HOVEN, P.C. LOGO]

May 12, 2005

Alderwoods Group, Inc.
311 Elm St., Ste. 1000
Cincinnati, OH 45202

Jones Day
77 West Wacker Dr.
Chicago, IL 60601

  Re:
  Exchange Offer of $200,000,000 of 7 3/4% Senior Notes due 2012

Ladies and Gentlemen:

        We have acted as special local counsel for Alderwoods (Montana), Inc., a Montana corporation (the "Covered Guarantor), in connection with the offer and sale by Alderwoods Group, Inc., a Delaware corporation and a direct or indirect parent of the Covered Guarantor (the "Company"), of up to $200,000,000 aggregate principal amount of 7 3/4% Senior Notes due 2012 (the "Senior Notes"), pursuant to the Purchase Agreement, dated as of August 5, 2004 (the "Purchase Agreement"), among the Company, the subsidiary guarantors, including the Covered Guarantor, listed on Schedule A thereto (the "Guarantors"), and Banc of America Securities LLC and Morgan Stanley & Co. Incorporated (collectively, the "Initial Purchasers"). The Notes were issued pursuant to the Indenture, dated August 19, 2004 (the "Indenture"), between the Company, the Guarantors and Wells Fargo Bank, N.A., as trustee (the "Trustee").

        As part of the issuance of the Senior Notes, the company executed a Registration Rights Agreement pursuant to which it is obliged to conduct an Exchange Offer to exchange all of the outstanding Senior Notes for an equal principal amount of notes that are registered under the Securities Act of 1933 as amended (the "Exchange Notes"). This opinion is furnished to you with respect to the Covered Guarantor's obligations under the Indenture with respect to the Exchange Notes. Except as otherwise defined herein, capitalized terms used in this opinion but not otherwise defined herein are used as defined in the Purchase Agreement and the Registration Rights Agreement.

        In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based upon the foregoing, and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that:

        The Covered Guarantor is a corporation validly existing and in good standing under the laws of the State of Montana.

          1.     As of the date of the Indenture, the Covered Guarantor had the corporate power and authority to enter into, and as of the date hereof the Covered Guarantor has the corporate power and authority to perform its obligations under the Indenture.

          2.     The execution, delivery and performance of the Indenture by the Covered Guarantor (i) has been authorized by all necessary corporate action by such Covered Guarantor and (ii) does not contravene any provision of the Articles of Incorporation and Bylaws of such Covered Guarantor.

          3.     When the Registration Statement has become effective under the Securities Act and the Exchange Guarantees of the Covered Guarantor are delivered in accordance with the terms of the exchange offer, the Exchange Guarantee of the Covered Guarantor will be validly issued by such Covered Guarantor and will constitute a valid and binding obligation of such Covered Guarantor.

        We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement on Form S-4 (the "Registration Statement") to be filed with the Securities and Exchange Commission in connection with the issuance of the Company's 7 3/4% Senior Notes due 2012, and to the reference to us under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement.

        We are members of the bar of the State of Montana. The law covered by the opinion expressed herein is limited to the law of the State of Montana.

Very truly yours,
BROWNING, KALECZYC, BERRY & HOVEN, P.C.
By:	/s/ KATHARINE S. DONNELLEY

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  Exhibit 5.19